Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2009 FINAL QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, released unaudited financial results for the year 2009. The Company continued solid, steady growth to end the year with $530,657,000 in total assets, an increase of $58,179,000 or 12.3% over balances one year earlier. This increase was mainly funded by greater deposits, which grew by $61,127,000, or 16.0% during the year, bringing total deposits to $443,116,000 at December 31, 2009. Growth in the loan portfolio was $29,805,000 or 7.8%, ending the year at $410,012,000. We achieved growth through the opening of the Lake Region office in December 2008 and strong performance by all of our branches throughout the year.

Net income for 2009 was $4,402,000. The Company reported a return on average assets of .90% and a return on average equity of 9.58%. Gary C. Beilman, president and chief executive officer, stated “National industry performance analysis of net income for the first three quarters of 2009, the latest peer comparison available, placed us in the top third for banks our size. This income was achieved in spite of recessionary issues faced by the nation in 2009. The Company was challenged in 2009 with an increase in nonaccrual loans, narrowing interest rate spreads and a 279% increase in premiums paid to the FDIC. Net charge-offs to average loans were .12% at December 31, 2009 and the allowance for loan loss as a percentage of loans remained strong at 1.53%.

Beilman continued, “Our growth speaks well not only for the valuable service that we provide, but also for the underlying strength in our market area. We are confident that working together, we can continue to grow and prosper along with the communities in which we live. While doing so, our hope is that the recovery of our national and local economy accelerates.”

Dimeco, Inc. is the holding company of The Dime Bank, a full service financial institution serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. For more information on The Dime Bank, visit www.thedimebank.com.

Source: Dimeco, Inc. / January 21, 2010 / Deborah Unflat

January 2010

Dear Shareholder:

It is my pleasure to present the report of Dimeco, Inc. for the fourth quarter of 2009. We have a number of positives to report during what continues to be a tough economy. National industry performance analysis for the first three quarters of 2009 placed us in the top third based on net income for banks our size. For the year 2009 we posted a very respectable net income figure of $4.4 million, albeit down $2 million from 2008. However, we see this performance largely to be a product of current economic conditions. This year we have seen the effects of the recession in that we have four large commercial loans on non-accrual status, we experienced a narrowing of interest spread, and we incurred an increase in our FDIC insurance assessment of over $640,000. All banks paid greater assessments in 2009 in order to stabilize the insurance fund and our hope is that the FDIC’s fund is now at an adequate level and will not require any further increases. We are proactively addressing the loans and interest spread.

I am thrilled to also report continuation of outstanding balance sheet growth. The loan portfolio is up almost 8%; deposits have grown by 16%; and our total assets increased by more than 12%. These numbers show that we are building for a solid future by doing the right things for our customers.

For you, our shareholders, we have continued to enhance your investment. While many other banks have cut or discontinued their dividends, we maintained payment of ours. For 2009 our return to you was 9% greater than in 2008, and produced a dividend yield of 4.36%! Furthermore, during the year stockholders’ equity increased by 6%. In times like these we think it is paramount to reward you for your confidence and loyalty.

We are confident that working together, we can continue to grow and prosper. While doing so, our hope is that the recovery of our national and local economy accelerates. In the meantime, we ask that you continue to make referrals of your company, both for investment purposes and for all banking needs. As always, I welcome your comments and questions and thank you for your continued patronage.

Sincerely,

Gary C. Beilman

President and Chief Executive Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$5,553	$6,090	22,366	$25,442
Investment securities:
Taxable	280	599	1,194	2,036
Exempt from federal income tax	247	173	938	608
Other	13	17	19	89

Total interest income	6,093	6,879	24,517	28,175

Interest Expense
Deposits	1,838	2,208	7,531	9,503
Short-term borrowings	21	30	122	237
Other borrowed funds	286	273	1,097	925

Total interest expense	2,145	2,511	8,750	10,665

Net Interest Income	3,948	4,368	15,767	17,510

Provision for loan losses	400	370	1,300	950

Net Interest Income After Provision for Loan Losses	3,548	3,998	14,467	16,560

Noninterest Income
Service charges on deposit accounts	381	415	1,497	1,662
Investment securities losses	(93)	—	(142)	(28)
Other income	713	529	2,603	2,130

Total noninterest income	1,001	944	3,958	3,764

Noninterest Expense
Salaries and employee benefits	1,531	1,688	6,303	6,396
Net occupancy and equipment expense	387	383	1,657	1,392
FDIC insurance assessment	164	62	872	230
Other expense	862	767	3,639	3,159

Total noninterest expense	2,944	2,900	12,471	11,177

Income before income taxes	1,605	2,042	5,954	9,147
Income taxes	427	601	1,552	2,746

NET INCOME	$1,178	$1,441	4,402	$6,401

Earnings per Share - basic	$0.75	$0.93	2.82	$4.17

Earnings per Share - diluted	$0.75	$0.91	2.79	$4.05

Average shares outstanding - basic	1,559,778	1,558,393	1,558,877	1,536,158
Average shares outstanding - diluted	1,580,263	1,585,589	1,580,002	1,580,270

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)
December 31,	2009	2008
Assets
Cash and due from banks	$3,991	$3,625
Interest-bearing deposits in other banks	14,296	368
Federal funds sold	3,000	—

Total cash and cash equivalents	21,287	3,993

Investment securities available for sale	73,628	65,600

Loans (net of unearned income of $101 and $272)	410,012	380,207
Less allowance for loan losses	6,253	5,416

Net loans	403,759	374,791

Premises and equipment	10,965	10,880
Accrued interest receivable	1,842	2,050
Bank-owned life insurance	9,175	8,535
Other assets	10,001	6,629

TOTAL ASSETS	$530,657	$472,478

Liabilities
Deposits :
Noninterest-bearing	$39,687	$37,626
Interest-bearing	403,429	344,363

Total deposits	443,116	381,989

Short-term borrowings	10,974	16,671
Other borrowed funds	24,402	24,298
Accrued interest payable	1,080	1,158
Other liabilities	3,968	3,894

TOTAL LIABILITIES	483,540	428,010

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,613,878 and 1,611,828 shares issued	807	806
Capital surplus	5,552	5,516
Retained earnings	42,318	40,160
Accumulated other comprehensive income	507	18
Treasury stock, at cost (54,100 and 53,100 shares)	(2,067)	(2,032)

TOTAL STOCKHOLDERS’ EQUITY	47,117	44,468

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$530,657	$472,478

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)	2009		2008		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$24,517		$28,175		-13.0%
Interest expense	$8,750		$10,665		-18.0%
Net interest income	$15,767		$17,510		-10.0%
Net income	$4,402		$6,401		-31.2%

Shareholders’ Value (per share)
Net income - basic	$2.82		$4.17		-32.4%
Net income - diluted	$2.79		$4.05		-31.1%
Dividends	$1.44		$1.32		9.1%
Book value	$30.21		$28.53		5.9%
Market value	$33.00		$38.00		-13.2%
Market value/book value ratio	109.2%		133.2%		-18.0%
Price/earnings multiple	11.7	X	9.1	X	28.6%
Dividend yield	4.36%		3.47%		25.6%

Financial Ratios
Return on average assets	0.90%		1.43%		-37.1%
Return on average equity	9.58%		15.28%		-37.3%
Shareholders' equity/asset ratio	8.88%		9.41%		-5.6%
Dividend payout ratio	51.06%		31.65%		61.3%
Nonperforming assets/total assets	1.90%		1.81%		5.0%
Allowance for loan loss as a % of loans	1.53%		1.42%		7.7%
Net charge-offs/average loans	0.12%		0.26%		-53.8%
Allowance for loan loss/nonaccrual loans	83.1%		1392.1%		-94.0%
Allowance for loan loss/non-performing loans	64.6%		86.6%		-25.4%

Financial Position at December 31,
Assets	$530,657		$472,478		12.3%
Loans	$410,012		$380,207		7.8%
Deposits	$443,116		$381,989		16.0%
Stockholders’ equity	$47,117		$44,468		6.0%